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Exhibit 10.11

WAIVER AND FORBEARANCE OF COVENANT VIOLATIONS (INTEREST)
PRIMARY INDENTURE

        Value Partners, Ltd., a Texas limited partnership, the holder of $13,320,000.00 in aggregate principal amount of the total of $20,000,000.00 in aggregate principal amount of Securities currently outstanding (the "Holder" or "Value Partners") under the Indenture dated March 31, 1998, as supplemented by that certain First Supplemental Trust Indenture dated October 29, 1998, that certain Second Supplemental Trust Indenture dated October 15, 1999 and by that Third Supplemental Trust Indenture dated September 10, 2001 (collectively the "Indenture") with Trans World Corporation, a Nevada, U.S.A. corporation, and its wholly-owned subsidiaries, TWG International U.S. Corporation, a Nevada, U.S.A. corporation, and TWG Finance Corp., a Delaware, U.S.A. corporation (collectively referred to herein as the "Issuer"), and The Bank of New York Trust Company of Florida, N.A. as successor in interest to the U.S. Trust Company of Texas, N.A., as Trustee, does hereby consent to the following:

        1.    The Noteholder, pursuant to Section 5.10 of the Indenture, by notice to the Issuer and the Trustee, hereby forbears the failure of the Issuer to pay when due and payable as required in Section 3.1 of the Indenture (Payment of Principal and Interest) the following interest payments, but only to permit the Issuer to pay the following interest at a later date as set forth herein: $424,200.00 of interest due the Holder on September 17, 2000, $799,200.00 of interest due on March 17, 2001, $799,200.00 of interest due on September 17, 2001, $799,200.00 of interest due on March 17, 2002, $799,200.00 of interest due on September 17, 2002, $799,200.00 of interest due on March 17, 2003 and $799,200.00 of interest due on September 17, 2003 (collectively the "Interest Payments"). Such Interest Payments shall all be due and payable on January 1, 2004 (together with additional interest at the Default Rate, commencing on the date of non-payment of each installment, at which time such Interest Payments shall be "Defaulted Interest Payments"). Nothing herein shall be construed to waive the obligation to pay such interest. Rather, this waiver and forbearance shall permit the later payment of such interest pursuant to the terms hereof. Notwithstanding the above, all the Defaulted Interest Payments and all accrued unpaid interest thereon shall be due and payable no later than ten (10) Business Days following (a) the receipt by Trans World Corporation or any Subsidiary (direct or indirect) of an investment of the collective sum of $6,000,000.00 or more from any source, including borrowing or the sale of equity, whether payable in one or more installments, and whether from one or more sources or methods of acquisition ("Qualified Loan"), which sums are collected on or after the date hereof; (b) the payment of Interest to another holder of the Securities; or (c) the commencement of a voluntary or involuntary insolvency proceeding against any Issuers. For purposes of clarification, the obligation to pay the Defaulted Interest Payments shall be from the $6,000,000.00 or more which constitutes the Qualified Loan. In the event a Qualified Loan occurs on or before March 17, 2003, the accrued unpaid interest due as of March 17, 2003 shall be due on March 17, 2003. In the event a Qualified Loan occurs on or before September 17, 2003, the accrued unpaid interest due as of September 17, 2003 shall be due on September 17, 2003. This waiver and forbearance is related solely to interest due Value Partners, Ltd. under the Indenture. This forbearance and waiver shall not extend to any subsequent or other default or impair any right consequent thereon. This forbearance and waiver shall not extend to any provision of the Indenture regarding the payment of principal and/or interest, including the timely payment thereof, other than as set forth above. Upon this forbearance and waiver, any action or omission by the Issuer which may constitute a default or Event of Default under the Indenture, as set forth above, shall cease to exist and be deemed to have been cured and not to have occurred, for every purpose of the Indenture. In the event a payment required herein is not made, Value Partners, Ltd. (or its successors or assignees) may rescind this waiver upon written Notice to the Issuer. The obligation to make the payments required herein is a covenant of the Issuer to Value Partners (and its successors and assigns) to insure payment of the securities issued Value Partners, Ltd.

under the Indenture. Value Partners may enforce such covenants without waiver of any other right or remedy available to it or to the Trustee.

        2.    Terms not defined herein are defined as set forth in the Indenture.

        3.    This Waiver may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Issuer, the Trustee and the Holder.

        4.    Trans World Corporation ("TWC") joins in this instrument to acknowledge and agree to the foregoing arrangement. Further, as a material inducement for the Trustee to deliver this consent, TWC agrees to indemnify the Trustee and hold it harmless against any loss, liability or expense incurred, arising out of or in connection with the action taken by the Holder hereby, including the costs and expenses of defending itself against any claim or liability in connection therewith.

        6.    This Waiver shall not prevent Value Partners from participating in the Exchange Agreement presently being negotiated with Issuers and the other holders of Securities, including the receipt by Value Partners of an interest note from TWC and TWG International US Corporation for certain of the interest subject to this waiver, or any other benefits accorded Value Partners in such exchange (including the receipt of common stock in exchange for the principal balance of the Securities held by Value Partners).

Dated: February 12, 2003

VALUE PARTNERS, LTD. Ewing & Partners, a Texas general partnership
By:	/s/ Timothy G. Ewing Timothy G. Ewing Managing Partner of Ewing & Partners, General Partner of Value Partners, Ltd.

The undersigned acknowledges receipt of the above waiver.

THE BANK OF NEW YORK TRUST COMPANY OF FLORIDA, N.A. AS SUCCESSOR IN INTEREST TO U.S. TRUST COMPANY OF TEXAS, N.A. (Trustee)
By:	/s/ Patrick T. Giordano Patrick T. Giordano Vice President

Executed for purposes of agreement to perform covenants and for indemnity.

Attested hereto by:		TRANS WORLD CORPORATION.
By:	/s/ Paul Benkley	By:	/s/ Rami S. Ramadan
Title: Secretary		Name: Rami S. Ramadan Title: Chief Executive Officer

Attested hereto by:		TWG INTERNATIONAL U.S. CORPORATION
By:	/s/ Paul Benkley	By:	/s/ Rami S. Ramadan
Title: Secretary		Name: Rami S. Ramadan Title: Chief Executive Officer

Attested hereto by:		TWG FINANCE CORP.
By:	/s/ Paul Benkley	By:	/s/ Rami S. Ramadan
Title: Secretary		Name: Rami S. Ramadan Title: Vice President

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WAIVER AND FORBEARANCE OF COVENANT VIOLATIONS (INTEREST) PRIMARY INDENTURE